Exhibit 1.01

Conflict Minerals Report

Xerox Corporation

For the Year Ended December 31, 2014

This report for the year ended December 31, 2014 is made by Xerox Corporation and its subsidiaries (Xerox) in compliance with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (3TG). These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not the trading in those minerals benefits armed groups.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country (the Covered Countries), or a registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the source and chain of custody of those conflict minerals. The registrant must annually submit a specialized disclosure (Form SD) and Conflict Minerals Report (CMR) to the SEC that includes a description of those due diligence measures.

1.	COMPANY OVERVIEW

Xerox is the world’s leading enterprise for business process and document management solutions. Its two largest operating segments are Services, which includes business process outsourcing and document outsourcing, and Document Technology, which includes the sale of products and supplies, as well as the associated technical service and financing of those products. Xerox’s Document Technology products include but are not limited to multifunction printers/copiers, scanners, and multifunction/all in one printers, digital printing equipment, production printers & digital presses, continuous feed printers, wide format printers and consumables (e.g., toner cartridges). The Services segment includes the following products: ticket vending machines, parking payment stations, automated coin machines, in-vehicle units and media information displays. These products are more fully described on our Xerox website, which can be accessed at www.xerox.com.

The content of any website referred to in this CMR is included for general information only and is not incorporated by reference in this Report.

2.	OUR CONFLICT MINERALS PROGRAM

2.1 Supply Chain

Xerox is many steps removed from the mining of conflict minerals. The origin of conflict minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other conflict mineral containing derivatives. The 3TG smelters or refiners are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. Xerox has conducted an analysis of our products and found that, although we do not directly purchase conflict minerals from our suppliers, Xerox purchases products, component parts and materials that contain metals, some of which contain conflict minerals. We rely on our Tier 1 suppliers to provide information on the origin of the conflict minerals contained in components that are included in our products by using the CFSI Conflict Minerals Reporting Template (CMRT), which allows us to perform our Reasonable Country of Origin Inquiry.

2.2 Management Systems

Policy

Xerox has adopted a company policy which is posted on our website under “Chairman’s Message - Conducting business with integrity” at www.xerox.com/about-xerox/citizenship/miss-enus.html.

Internal Team

Xerox has established a management system for conflict minerals. Our management system includes a Senior Management Steering Committee sponsored by the President of Corporate Operations, who reports directly to our CEO and who is responsible for signing the Form SD, as well as senior executives from Global Procurement, Environment Health Safety & Sustainability, Internal Controls and Legal. Our team of functional subject matter experts is responsible for implementing our conflict minerals compliance strategy and the process was led by a Lean Six Sigma Black-belt employee who acted as a facilitator. Senior management is provided with updates on the program and results of our conflict minerals program efforts on a regular basis.

2.3 Control Systems

Controls include, but are not limited to, our Employee Code of Conduct, our Supplier Code of Conduct (adopted from the Electronic Industry Citizenship Coalition (EICC) code of conduct) and a conflict minerals contract clause incorporated in our Multi-National Master Purchasing Agreement for new contracts.

Xerox continues to be a member of the Conflict Free Sourcing Initiative (CFSI), a group assisting in the development of tools and processes to improve conflict minerals due diligence, which is an EICC and Global eSustainability initiative. As outlined in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2013), the internationally recognized standard on which our company’s system is based, we support an industry initiative, the CFSI, that audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this declaration was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member XRXC.

Because of the size of our company, the complexity of our products and the depth and breadth of our supply chain, it is difficult to identify sources upstream from our direct suppliers. As a result, Xerox has developed a supplier risk assessment process, through which the conflict minerals program is implemented, managed and monitored.

2.4 Grievance Mechanism

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of Xerox policies. This is communicated annually in our supplier ethics letter.

3.	DUE DILIGENCE PROCESS

3.1 Design of Due Diligence

Xerox undertook due diligence to seek to determine whether the conflict minerals used in our products were or were not “DRC conflict free.” Xerox designed its due diligence measures to be in conformity, in all material respects, with the nationally or internationally recognized due diligence framework in the OECD 2013. Our design of due diligence measures featured: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) support of industry organizations to carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) preparation of this annual CMR.

3.2 Due Diligence Measures Performed

Request information

Our due diligence measures included conducting a supply-chain survey with Tier 1 production suppliers using the CMRT, which contains questions about the facilities used to process these minerals, as well as supplier due diligence. The goal of this activity was to identify, where applicable, the 3TG smelters or refiners who contribute refined conflict minerals to Xerox components, assemblies and Original Equipment Manufacturer (OEM) Products. The CMRT was developed to facilitate disclosure and communication of information regarding smelters or refiners that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters or refiners the company and its suppliers use. In addition, our current standard supplier contracts also require our suppliers to adopt a policy on the responsible sourcing of minerals, implement due diligence processes to support that policy, and complete and return to Xerox the CFSI CMRT.

Our Tier 1 supplier survey request also included the CFSI informational links on available conflict mineral and smelter information.

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Survey Responses

In 2014, with a goal of achieving a greater supplier response rate and targeting of 3TG minerals, a supplier and commodity risk assessment process was developed to identify those suppliers whose products may contain the presence of tin, tantalum, tungsten and gold. We conducted a survey of these suppliers to determine whether the conflict minerals in components contained in our products were or were not DRC conflict free (as defined by the Rule). Suppliers that responded they were not using the 3TG in their products were eliminated after the risk assessment process as well as suppliers with products determined out of scope. Accordingly in 2014, Xerox surveyed 440 suppliers with a 64% response rate.

The responses contained varying degrees of information regarding the names and locations of 3TG smelters or refiners which process necessary conflict minerals used by our suppliers, which are ultimately incorporated into our products. We have designed and adopted a risk management plan that summarizes our risk mitigation efforts. Under our risk-assessment process, we perform due diligence reviews of supplier responses for their use of 3TG and conduct follow-up actions on suppliers, encouraging further requests for accurate, complete or missing template information where responses identified red flags based on our risk assessment. We also provide monthly reports and quarterly management reviews to our senior management and elevate non-responsive issues as necessary.

3.3 Due Diligence Results

Smelter or Refiner Results*

Through our participation in CFSI, the OECD implementation programs and requesting our suppliers to complete the survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

The majority of supplier survey responses did not completely list all the smelters or refiners used in their supply chain. For supplier survey received which listed smelter data, we analyzed and compared the 3TG smelters/refiners against information provided through our membership of the EICC / CFSI program. For the calendar year 2014, our due diligence identified 555 smelters and refiners as potential sources of 3TG minerals that were reported to be in our supply chain.

In order to provide compliance status, we completed further analysis of the 555 smelters and refiners, of which 146 have been certified as conflict-free compliant by the CFSI approved program. An additional 42 are active within the CFSI program and have begun the audit process but have not yet been certified. Of the outstanding 367 reported smelter or refiners, 63 are known to be legitimate smelters whom the CFSI outreach program is working to engage in their audit program. The remaining 304 are alleged smelters which have been allocated a Smelter Identification CID number and are awaiting validation through the CFSI audit program.

*Note: The data above was obtained from the non-public (member only access) CFSI Data Exchange Forum as of 4/23/2015.

Smelters or refiners verified as conflict-free or in the audit process**

Tantalum	34 of 45 (75%)
Tin	51 of 253 (20%)
Tungsten	32 of 51 (63%)
Gold	71 of 206 (34%)
Total	188 of 555 (34%)

**Note: CFSI compliance results are as of 04/28/2015 (available at http://www.conflictfreesourcing.org).

4.	DETERMINATION

The information received from our due diligence efforts from suppliers or other sources is not sufficient to determine the origin of all 3TG our products contain, whether the 3TG come from recycled or scrap sources, the facilities used to process

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them, their country of origin, or their mine or location of origin. We have found no reasonable basis for concluding that these refiners, or the other smelters preparing to be audited, sourced 3TG minerals that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.

Based on the information provided by our suppliers, we believe that the facilities that may have been used to process the 3TG minerals in our products include the CFSI compliant smelters listed in Appendix I below. Based on our due diligence efforts, we do not have sufficient information to conclusively determine the countries of origin of the 3TG minerals in our products or whether the 3TG minerals in our products are from recycled or scrap sources. However, based on the information provided by our suppliers, as well as from the CFSI and other sources, we believe that the countries of origin of the 3TG minerals contained in our products include the countries listed in Appendix II below as well as recycled and scrap sources. Pursuant to the Rule, this report is not subject to an independent private sector audit.

Through our participation in the CFSI, we continue to support independent third party audits through the CFSI or other third party certification schemes.

In accordance with the OECD Guidance and the Rule, this CMR is available on our website under “Chairman’s Message - Conducting business with integrity” at http://www.xerox.com/about-xerox/citizenship/miss-enus.html.

5.	STEPS TO BE TAKEN IN 2015 TO MITIGATE RISK

Xerox plans to undertake the following steps during 2015 to improve the due diligence conducted in order to further mitigate the risk that the necessary conflict minerals in our products do not benefit armed groups in the DRC or adjoining countries, including:

•	Continue to strengthen engagement with relevant suppliers and to provide training, as appropriate, to help them understand and satisfy Xerox requirements on the 3TG mineral Rule.

•	Continue using internal elevation process within our supply chain organization in working (or requiring) with suppliers to obtain required information.

•	Review third party programs to further improve our conflict mineral process in obtaining accurate and complete information about smelters/refiners.

•	Continue to participate as a member in the EICC and the CFSI including Conflict Free Smelter Program smelter validation and supplier outreach.

•	Continue to work with the OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

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APPENDIX I

Mineral	Smelter or Refiner Name*	Country Location of Smelter or Refiner
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Johnson Matthey Inc.	UNITED STATES
Gold	Johnson Matthey Ltd.	CANADA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIA
Gold	JSC Uralelectromed	RUSSIA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc Inc.	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	L’azurde Company For Jewelry	SAUDI ARABIA
Gold	LS-NIKKO Copper Inc.	REPUBLIC OF KOREA
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co. Ltd.	JAPAN

Mineral	Smelter or Refiner Name*	Country Location of Smelter or Refiner
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIA
Gold	PAMP SA	SWITZERLAND
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Schone Edelmetaal	NETHERLANDS
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co. Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd.	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd	CHINA

Mineral	Smelter or Refiner Name*	Country Location of Smelter or Refiner
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIA
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	CHINA
Tantalum	Zhuzhou Cement Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL
Tin	Malaysia Smelting Corporation	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur S.A.	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgicas S.A.	BOLIVIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA

Mineral	Smelter or Refiner Name*	Country Location of Smelter or Refiner
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM
Tungsten	Xiamen Tungsten (HC) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

*Smelter or refiner names as reported by the CFSI as of 04/23/2015.

APPENDIX II

Countries of origin of Smelters or Refiners are believed to include:

Angola	Peru
Argentina	Portugal
Australia	Republic of Congo
Austria	Russia
Belgium	Rwanda
Bolivia	Sierra Leone
Brazil	Singapore
Burundi	Slovakia
Canada	South Africa
Central African Republic	South Korea
Chile	South Sudan
China	Spain
Colombia	Suriname
Côte D’Ivoire	Switzerland
Czech Republic	Taiwan
Djibouti	Tanzania
Egypt	Thailand
Estonia	Uganda
Ethiopia	United Kingdom
France	United States of America
Germany	Vietnam
Guyana	Zambia
Hungary	Zimbabwe
India
Indonesia
Ireland
Israel
Japan
Kazakhstan
Kenya
Laos
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique
Myanmar
Namibia
Netherlands
Nigeria